Exhibit 99.2

For Immediate Release

April 14, 2009

MILLER ENERGY RESOURCES ACQUIRING 30,000 ACRES, 180 WELLS

HUNTSVILLE, TN-Miller Energy Resources, LLC (OTC BB: MILL:OB) announced here today that it has signed a letter of intent to acquire privately-owned Ky-Tenn Oil, Inc. which owns and operates some 180 oil and gas wells on 30,000 acres of Tennessee oil and gas leases.

“This is the first of several acquisitions we are considering,” said Scott Boruff, Miller CEO. “The Ky-Tenn Oil, Inc. (KTO) oil and gas operations are located in Fentress, Morgan and Scott Counties, in Tennessee, very near our own operations.

“This cash and stock acquisition will provide us with an excellent base for building an even stronger lease position and operating team to capitalize on the growing Chattanooga Shale gas play in Tennessee.”

“KTO has a strong management team and field staff that has agreed to remain and grow with Miller as we continue building the company,” Boruff added.

Earlier this month, Miller Energy Resources also announced a $25.5 million drilling program consisting of up to 16 horizontal wells and 14 vertical wells to test three reservoir targets.

Miller Energy Resources, LLC is an independent crude oil and natural gas exploration and production company operating primarily in the heart of Tennessee’s prolific and hydrocarbon-rich Appalachian Basin.

Company chairman Deloy Miller has a successful track record spanning more than forty years in this Basin’s oil and gas industry. Since 1967, Miller has drilled or serviced more than 5,200 wells. This experience has positioned Miller as one of Tennessee’s premier energy companies.

Forward Looking statement

Certain matters discussed within this news release are forward-looking statements. Although Miller Energy Resources believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Miller’s reports filed with the SEC, including quarterly reports on Form 10-Q and Form 8-K and annual reports on Form 10-k. For more information, visit the company’s web site at www.millerenergyresources.com.

Contact:

Scott Boruff

Miller Energy Resources

423-663-9457